FOR IMMEDIATE RELEASE
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                          OSAGE FEDERAL FINANCIAL, INC.
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                                    ANNOUNCES
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                                  EARNINGS AND
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                               QUARTERLY DIVIDEND
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October  27, 2006

Pawhuska, OK

     Mark S.  White,  President  and Chief  Executive  Officer of Osage  Federal
Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced earnings for the three months ended September 30, 2006 of $168,000 ($.07 per diluted share), which represents a $2,000, or 1.0% increase over the $166,000 ($.07 per diluted share) earned in the same period of 2005. The annualized return on assets for the period was .58%, with an annualized return on equity of 4.93%, compared to .65% and 4.79%, respectively, for the quarter ended September 30, 2005.

     Total assets increased $5.3 million from June 30, 2006, and as of September 30, 2006 were $117.5 million, while stockholders' equity increased $155 thousand to $13.3 million.

     Loans receivable totaled $81.1 million as of September 30, 2006, an increase of $3.2 million or 4.1% from June 30, 2006. The increase was principally due to nonresidential real estate loan growth. The Company's asset quality ratios remain strong. Non-performing loans represented only .03% of total loans at September 30, 2006, compared to .05% as of September 30, 2005. The allowance for loan losses at September 30, 2006 was $396,000, and represented .49% of total loans. There were $4,000 in net charge-offs year to date, compared to $10,000 in the same period last year. Deposits increased $7.4 million, or 11.6%, from June 30, 2006 to $71.8 million as of September 30, 2006, mostly due to

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growth in  certificates of deposit.  Federal Home Loan Bank advances  totaled
$30.8 million, a $2.6 million decline from June 30, 2006.

     Net interest income for the quarter ended September 30, 2006 was $769,000, a $19,000, or 2.6% increase from the same period in 2005. This increase reflects primarily higher loan balances. There were no provisions for loan losses for either the three months ended September 30, 2006 or 2005. Noninterest income for the quarter ended September 30, 2006 was $171,000, a $5,000, or 2.8% decrease from the quarter ended September 30, 2005. Gains on sales of loans were down $13,000 due to lower loan volumes sold. Noninterest expense for the quarter ended June 30, 2006 was $679,000, a $16,000 or 2.4% increase compared to the same quarter last year. Compensation expense increased $35,000, principally due to a $9,000 increase in the cost of the Employee Stock Ownership Plan (ESOP), which is a function of the average price of our common stock. Other operating expenses decreased $13,000 for the comparable periods due to an $8,000 decrease in supplies expense and a $9,000 decrease in audit and other SEC filing expenses.

     The Company also announced that its Board of Directors had declared a $.15 per share cash dividend, its tenth consecutive quarterly cash dividend, payable November 21, 2006 to stockholders (other than Osage Federal MHC, its mutual holding company) of record as of November 7, 2006. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

     On July 21, 2006, the Boards of Directors of Osage Federal MHC, Osage Federal Financial, Inc. and Osage Federal Bank unanimously adopted a Plan of Conversion and Reorganization (the "Plan"), pursuant to which Osage Federal Bank will reorganize from the mutual holding company structure

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to the stock holding company structure. Pursuant to the terms of the Plan, Osage
Federal MHC will convert from the mutual form to a federal interim stock savings association and simultaneously merge with and into Osage Federal Bank, with Osage Federal Bank as survivor. Additionally, Osage Federal Financial, Inc. will convert to a federal interim stock savings association and simultaneously merge with and into Osage Federal Bank, with Osage Federal Bank as survivor. Osage Federal Bank has formed a new state-chartered corporation, Osage Bancshares, Inc., that will acquire all of the outstanding shares of Osage Federal Bank's common stock. Shares of Osage Federal Financial, Inc. common stock, other than those held by Osage Federal MHC, will be converted into shares of the new corporation pursuant to an exchange ratio designed to approximate the percentage ownership interests of such persons.


     The Plan is subject to the approval of: (1) the Office of Thrift Supervision; (2) at least a majority of the total number of votes eligible to be cast by members of Osage Federal MHC; (3) the holders of at least a majority of the outstanding shares of Osage Federal Financial, Inc. common stock; and (4) at least a majority of votes cast by holders of Osage Federal Financial, Inc. common stock other than Osage Federal MHC. The new holding company will offer shares of its common stock for sale to Osage Federal's eligible account holders, to Osage Federal's tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of June 30, 2005.

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     Osage Federal  Financial,  Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

     Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

     Contact:  Sue A. Smith
     Vice  President and Chief Financial Officer
     OSAGE  FEDERAL FINANCIAL, INC.
     918-287-2919



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